Exhibit 99.01
Eastman Announces First Quarter 2024 Financial Results

KINGSPORT, Tenn., April 25, 2024 – Eastman Chemical Company (NYSE:EMN) announced its first quarter 2024 financial results.

•Delivered strong sequential increase in sales volume/mix and earnings driven by reconnection to primary demand for many of our specialty products in Advanced Materials and Additives & Functional Products.
•Achieved on spec production and revenue generation at our Kingsport methanolysis facility.
•Pathway to ~$75 million of incremental EBITDA in 2024 vs. 2023 from Kingsport methanolysis facility.
•Selected by U.S. Department of Energy to receive up to $375 million investment for our second U.S. molecular recycling project in Longview, Texas.

(In millions, except per share amounts; unaudited)	1Q2024	1Q2023
Sales revenue	$2,310	$2,412
Earnings before interest and taxes ("EBIT")	263	246
Adjusted EBIT*	274	283
Earnings per diluted share	1.39	1.12
Adjusted earnings per diluted share*	1.61	1.63
Net cash used in operating activities	(16)	(2)

*For non-core and unusual items excluded from adjusted earnings and for adjusted provision for income taxes, segment adjusted EBIT margins, and net debt, reconciliations to reported company and segment earnings and total borrowings for all periods presented in this release, see Tables 3A, 3B, 4A, and 6.

“We delivered strong sequential earnings growth in the first quarter, above the high-end of our initial expectations,” said Mark Costa, Board Chair and CEO. “In the first quarter, we were encouraged to see continued evidence that inventory destocking is complete across most of our key end markets including consumer durables, building and construction, and personal care. Sales volume/mix improved 4 percent sequentially as demand for our products appears to be reconnecting to primary end-market demand. We are also incredibly proud to have achieved on spec production and revenue generation at our Kingsport methanolysis facility. Achieving this milestone is a direct result of years of commitment and dedication from hundreds of Eastman employees and the support of their families. For their dedication, I am extraordinarily grateful. We have started 2024 with strong momentum. Demand in our base business is recovering, and we have solidified our position as a world leader in the circular economy. I am confident in our ability to deliver earnings growth and strong cash flow going forward.”

Segment Results 1Q 2024 versus 1Q 2023

Advanced Materials – Sales revenue increased 1 percent due to 4 percent higher sales volume/mix partially offset by 3 percent lower selling prices.

Higher sales volume/mix in specialty plastics was the result of reduced levels of customer inventory destocking and a shift towards reconnecting with primary end-market demand, particularly in consumer durables. This growth was partially offset by continued customer inventory destocking in the medical end market and a lower sales volume/mix in performance films due to strong demand in China in the prior-year period.

EBIT increased primarily due to improved price-cost and higher sales volume/mix.

Additives & Functional Products – Sales revenue decreased 9 percent due to 8 percent lower selling prices and 1 percent lower sales volume/mix.

Lower selling prices were primarily due to cost-pass-through contracts in care additives and functional amines. Sales volume/mix decreased slightly as growth in coatings additives and care additives was more than offset by lower sales volume/mix in specialty fluids due to the timing of the fulfillment of heat transfer fluid projects and continued customer inventory destocking in the agriculture end market.

EBIT decreased due to lower sales volume/mix and higher manufacturing costs, including planned maintenance shutdowns, partially offset by favorable price-cost due to lower variable costs more than offsetting lower selling prices.

Fibers – Sales revenue increased 9 percent due to 7 percent higher sales volume/mix and 2 percent higher selling prices.

Sales volume/mix increased primarily due to a double-digit percent increase in textiles driven by continued strong adoption of Naia™ sustainable textile products as customers prioritize sustainability in addition to functionality.

EBIT increased due to higher sales volume/mix and improved price-cost.

Chemical Intermediates – Sales revenue decreased 11 percent due to 13 percent lower selling prices, partially offset by 2 percent higher sales volume/mix.

Lower selling prices across the segment were due to weak market conditions and lower variable costs. Sales volume/mix increased slightly driven by growth in the plasticizers product line due to reduced levels of customer inventory destocking and a shift towards reconnecting with primary end-market demand in building and construction.

EBIT decreased due to lower spreads.

Cash Flow

In first quarter 2024, cash used in operating activities was $16 million. The company returned $95 million to stockholders through dividends. See Table 5. Priorities for uses of available cash for 2024 include organic growth investments, payment of the quarterly dividend, bolt-on acquisitions, and share repurchases.

2024 Outlook

Commenting on the outlook for full-year 2024, Costa said: “We delivered strong first-quarter results that were above our expectations, reflecting both better than expected sales volume/mix and continued pricing discipline. We are encouraged to see continued evidence that customer inventory destocking is behind us across most of our key end markets. Looking forward to the remainder of the year, primary demand in key markets and geographies remains uncertain. However, we continue to benefit from our innovation-driven growth model that enables growth above our end markets. We also expect to benefit from revenue and earnings generated by our Kingsport methanolysis facility, mostly in the second half of the year. We expect continued pricing discipline and improving asset utilization throughout the year. Taking these drivers together, we continue to expect 2024 EPS to be between $7.25 and $8.00 and for 2024 cash from operations to be approximately $1.4 billion.”

The full-year 2024 projected adjusted diluted EPS and Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) exclude any non-core, unusual, or nonrecurring items. Our financial results forecasts do not include non-core items (such as mark-to-market pension and other postretirement benefit gain or loss, and asset impairments and restructuring charges) or any unusual or non-recurring items because we are unable to predict with reasonable certainty the financial impact of such items. These items are uncertain and depend on various factors, and we are unable to reconcile projected adjusted diluted EPS and EBITDA excluding non-core and any unusual or non-recurring items to reported GAAP diluted EPS or net earnings without unreasonable efforts.

Forward-Looking Statements

This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, volumes, pricing, margins, cost reductions, expenses, taxes, liquidity, capital expenditures, cash flow, dividends, share repurchases or other financial items, statements of management’s plans, strategies and objectives for future operations, and statements regarding future economic, industry or market conditions or performance. Such projections and estimates are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans. Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are detailed in the company’s filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov and the company’s website at www.eastman.com.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on Apr. 26, 2024, at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides and prepared remarks, go to investors.eastman.com, Events & Presentations. The slides and prepared remarks to be discussed during the call and webcast will be available at investors.eastman.com at approximately 4:30 p.m. ET on Apr. 25, 2024. To listen via telephone, the dial-in number is +1 (833) 470-1428, passcode: 896570. A web replay, a replay in downloadable MP3 format, and the accompanying slides and prepared remarks will be available at investors.eastman.com, Events & Presentations. A telephone replay will be available continuously beginning at approximately 1:00 p.m. Eastern Time, Apr. 26, 2024, through 11:59 p.m. Eastern Time, May 6, 2024, Toll Free at +1 (866) 813-9403, passcode 784138.

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end markets such as transportation, building and construction, and consumables. As a globally inclusive and diverse company, Eastman employs approximately 14,000 people around the world and serves customers in more than 100 countries. The company had 2023 revenue of approximately $9.2 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit www.eastman.com.

# # #

Contacts:

Media: Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
April 25, 2024

For Eastman Chemical Company First Quarter 2024 Financial Results Release

Table 1 – Statements of Earnings

	First Quarter
(Dollars in millions, except per share amounts; unaudited)	2024	2023
Sales	$2,310	$2,412
Cost of sales (1)(2)	1,778	1,883
Gross profit	532	529
Selling, general and administrative expenses	191	191
Research and development expenses	59	62
Asset impairments and restructuring charges, net	11	22
Other components of post-employment (benefit) cost, net	(5)	(3)
Other (income) charges, net	13	11
Earnings before interest and taxes	263	246
Net interest expense	49	52
Earnings before income taxes	214	194
Provision for income taxes	49	60
Net earnings	165	134
Less: Net earnings attributable to noncontrolling interest	—	—
Net earnings attributable to Eastman	$165	$134

Basic earnings per share attributable to Eastman	$1.40	$1.13
Diluted earnings per share attributable to Eastman	$1.39	$1.12

Shares (in millions) outstanding at end of period	117.6	119.2
Shares (in millions) used for earnings per share calculation
Basic	117.4	118.9
Diluted	118.2	119.7
(1)First quarter 2023 includes $8 million insurance proceeds, net of costs, from the previously reported operational incident at the Kingsport site as a result of a steam line failure (the "steam line incident").
(2)First quarter 2023 includes $23 million accelerated depreciation related to the closure of an acetate yarn manufacturing facility in Europe.

Table 2A – Segment Sales Information

	First Quarter
(Dollars in millions, unaudited)	2024	2023
Sales by Segment
Advanced Materials	$748	$742
Additives & Functional Products	704	777
Chemical Intermediates	523	589
Fibers	331	303
Total Sales by Segment	2,306	2,411
Other	4	1
Total Eastman Chemical Company	$2,310	$2,412

Fourth Quarter
(Dollars in millions, unaudited)	2023
Sales by Segment
Advanced Materials	$705
Additives & Functional Products	640
Chemical Intermediates	513
Fibers	346
Total Sales by Segment	2,204
Other	3
Total Eastman Chemical Company	$2,207

Table 2B – Sales Revenue Change

	First Quarter 2024 Compared to First Quarter 2023
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Advanced Materials	1%	4%	(3)%	—%
Additives & Functional Products	(9)%	(1)%	(8)%	—%
Chemical Intermediates	(11)%	2%	(13)%	—%
Fibers	9%	7%	2%	—%
Total Eastman Chemical Company	(4)%	3%	(7)%	—%

	First Quarter 2024 Compared to Fourth Quarter 2023
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Advanced Materials	6%	6%	(1)%	1%
Additives & Functional Products	10%	8%	1%	1%
Chemical Intermediates	2%	1%	1%	—%
Fibers	(4)%	(7)%	3%	—%
Total Eastman Chemical Company	5%	4%	—%	1%

Table 2C – Sales by Customer Location

	First Quarter
(Dollars in millions, unaudited)	2024	2023
Sales by Customer Location
United States and Canada	$969	$1,065
Europe, Middle East, and Africa	659	709
Asia Pacific	564	521
Latin America	118	117
Total Eastman Chemical Company	$2,310	$2,412

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (1)

	First Quarter
(Dollars in millions, unaudited)	2024	2023
Advanced Materials
Earnings before interest and taxes	$104	$86
Additives & Functional Products
Earnings before interest and taxes	109	124
Chemical Intermediates
Earnings before interest and taxes	16	42
Fibers
Earnings before interest and taxes	117	65
Asset impairments and restructuring charges, net	—	6
Accelerated depreciation	—	23
Excluding non-core items	117	94
Other
Loss before interest and taxes	(83)	(71)
Asset impairments and restructuring charges, net (2)	11	16
Steam line incident (insurance proceeds) costs, net	—	(8)
Excluding non-core and unusual items	(72)	(63)

Total Eastman Chemical Company
Earnings before interest and taxes	263	246
Asset impairments and restructuring charges, net	11	22
Steam line incident (insurance proceeds) costs, net	—	(8)
Accelerated depreciation	—	23
Total earnings before interest and taxes excluding non-core and unusual items	$274	$283

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$263	$246
Cost of sales	—	15
Asset impairments and restructuring charges, net	11	22
Total earnings before interest and taxes excluding non-core and unusual items	$274	$283

(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for first quarter 2023 for description of first quarter 2023 non-core and unusual items.
(2)Severance charges as part of fourth quarter 2023 cost reduction initiatives.

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (continued) (1)

Fourth Quarter
(Dollars in millions, unaudited)	2023
Advanced Materials
Earnings before interest and taxes	$65
Additives & Functional Products
Earnings before interest and taxes	67
Chemical Intermediates
Earnings before interest and taxes	347
Gain on divested business	(323)
Excluding non-core item	24
Fibers
Earnings before interest and taxes	113
Other
Loss before interest and taxes	(115)
Mark-to-market pension and other postretirement benefit plans (gain), net	53
Asset impairments and restructuring charges, net	15
Excluding non-core and unusual items	(47)

Total Eastman Chemical Company
Earnings before interest and taxes	$477
Mark-to-market pension and other postretirement benefit plans (gain), net	53
Asset impairments and restructuring charges, net	15
Gain on divested business	(323)
Total earnings before interest and taxes excluding non-core and unusual items	$222

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$477
Asset impairments and restructuring charges, net	15
Other components of post-employment (benefit) cost, net	53
Net (gain) loss on divested businesses	(323)
Total earnings before interest and taxes excluding non-core and unusual items	$222

(1)For the description of fourth quarter 2023 non-core and unusual items, see Table 3A in the Quarterly Report on Form 8-K furnished for the fourth quarter 2023.

Table 3B - Segment Non-GAAP Earnings (Loss) Before Interest and Taxes Margins(1)(2)

	First Quarter
(Dollars in millions, unaudited)	2024		2023
	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin
Advanced Materials	$104	13.9%	$86	11.6%
Additives & Functional Products	109	15.5%	124	16.0%
Chemical Intermediates	16	3.1%	42	7.1%
Fibers	117	35.3%	94	31.0%
Total segment EBIT excluding non-core and unusual items	346	15.0%	346	14.4%
Other	(72)		(63)
Total EBIT excluding non-core and unusual items	$274	11.9%	$283	11.7%

	Fourth Quarter
(Dollars in millions, unaudited)	2023
	Adjusted EBIT	Adjusted EBIT Margin
Advanced Materials	$65	9.2%
Additives & Functional Products	67	10.5%
Chemical Intermediates	24	4.7%
Fibers	113	32.7%
Total segment EBIT excluding non-core and unusual items	269	12.2%
Other	(47)
Total EBIT excluding non-core and unusual items	$222	10.1%
(1)For identification of excluded non-core and unusual items and reconciliations to GAAP EBIT, see Table 3A.
(2)Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. See Table 2A for sales.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations

	First Quarter 2024
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$263	$214	$49	23%	$165	$1.39
Non-Core and Unusual Items: (1)
Asset impairments and restructuring charges, net	11	11	3		8	0.07
Interim adjustment to tax provision (2)	—	—	(17)		17	0.15
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$274	$225	$35	16%	$190	$1.61

	First Quarter 2023
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$246	$194	$60	31%	$134	$1.12
Non-Core and Unusual Items: (1)
Asset impairments and restructuring charges, net	22	22	4		18	0.14
Accelerated depreciation	23	23	3		20	0.17
Steam line incident (insurance proceeds) costs, net	(8)	(8)	(2)		(6)	(0.05)
Adjustments from tax law changes (3)	—	—	(23)		23	0.19
Interim adjustment to tax provision (2)	—	—	(6)		6	0.06
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$283	$231	$36	16%	$195	$1.63

(1)See Table 3A for description of first quarter 2024 and 2023 non-core and unusual items excluded from non-GAAP EBIT. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)Increase to the provision for state income taxes due to adjustment of the amount recognized in prior years resulting from state guidance issued in first quarter 2023 related to the 2017 Tax Cuts and Jobs Act.
(3)The adjusted provision for income taxes for first quarter 2024 and 2023 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations (continued)

	Fourth Quarter 2023
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$477	$425	$114	27%	$310	$2.61
Non-Core and Unusual Items: (1)
Asset impairments and restructuring charges, net	15	15	1		14	0.12
Gain on divested business	(323)	(323)	(98)		(225)	(1.89)
Mark-to-market pension and other postretirement benefit plans loss, net	53	53	14		39	0.33
Interim adjustment to tax provision (2)	—	—	(17)		17	0.14
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$222	$170	$14	8%	$155	$1.31

(1)See Table 3A for description of fourth quarter 2023 non-core and unusual items excluded from non-GAAP EBIT. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)Fourth quarter 2023 is a reconciliation of the adjustments made in interim quarters to reflect the previously forecasted full year effective tax rate.

Table 4B - Adjusted Effective Tax Rate Calculation

	First Three Months (1)
	2024	2023
Effective tax rate	23%	31%
Discrete tax items (2)	(1)%	—%
Tax impact of current year non-core and unusual items (3)	1%	(8)%
Changes in tax contingencies and valuation allowances	(1)%	(1)%
Forecasted full year impact of expected tax events	(6)%	(6)%
Forecasted full year adjusted effective tax rate	16%	16%
(1)Effective tax rate percentages are rounded to the nearest whole percent. The forecasted full year effective tax rates are 15.5 percent in both first three months 2024 and 2023.
(2)"Discrete tax items" are items that are excluded from a company's estimated annual effective tax rate and recognized entirely in the quarter in which the item occurs. Discrete items for 2024 are related to share based compensation expense.
(3)Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

Table 5 – Statements of Cash Flows

	First Three Months
(Dollars in millions, unaudited)	2024	2023
Operating activities
Net earnings	$165	$134
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	127	141
(Benefit from) provision for deferred income taxes	(17)	(7)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	(105)	(91)
(Increase) decrease in inventories	(100)	(44)
Increase (decrease) in trade payables	49	(132)
Pension and other postretirement contributions (in excess of) less than expenses	(19)	(19)
Variable compensation payments (in excess of) less than expenses	(78)	(16)
Other items, net	(38)	32
Net cash used in operating activities	(16)	(2)
Investing activities
Additions to properties and equipment	(185)	(174)
Proceeds from sale of businesses	—	16
Acquisition, net of cash acquired	—	(73)
Additions to capitalized software	(1)	(2)
Other items, net	7	(19)
Net cash used in investing activities	(179)	(252)
Financing activities
Net decrease in commercial paper and other borrowings	—	(326)
Proceeds from borrowings	742	796
Repayment of borrowings	(498)	—
Dividends paid to stockholders	(95)	(94)
Other items, net	(1)	(19)
Net cash provided by financing activities	148	357
Effect of exchange rate changes on cash and cash equivalents	(2)	3
Net change in cash and cash equivalents	(49)	106
Cash and cash equivalents at beginning of period	548	493
Cash and cash equivalents at end of period	$499	$599

Table 6 – Total Borrowings to Net Debt Reconciliations

	March 31,	December 31,
(Dollars in millions, unaudited)	2024	2023
Total borrowings	$5,080	$4,846
Less: Cash and cash equivalents	499	548
Net debt (1)	$4,581	$4,298

(1)Includes non-cash decrease of $12 million in 2024 and non-cash increase of $20 million in 2023 resulting from foreign currency exchange rates.